Exhibit 99.1

PCS EDVENTURES AND TRUDY CORPORATION ANNOUNCE LETTER OF
INTENT FOR ACQUISITION BY PCS OF SUBSTANTIALLY ALL THE ASSETS OF
TRUDY CORPORATION

          Boise, Idaho – February 4, 2009 - PCS Edventures (OTCBB: PCSV-News) and Trudy Corporation (OTCBB:TRDY) today jointly announced that the two companies have entered into a letter of intent providing for PCS to acquire substantially all of the assets and assume certain liabilities of Trudy Corporation. Trudy is a publisher of children’s educational story and novelty books, audiobooks and plush toys, doing business as Soundprints, Studio Mouse and Music for Little People.com and is located in Norwalk, Connecticut.

          Colebrooke Capital acted as advisor to PCS on this transaction. Colebrooke Capital is a boutique, banking group specializing in assisting growth companies with acquisition and private financing.

          Consideration for the asset purchase transaction will be up to $2 million in PCS Common Stock, such Common Stock being valued at the average per share price over the ten business day period immediately prior to the Closing with a minimum valuation of $0.90 per share. The PCS Common Stock will be registered with the SEC and distributed to Trudy shareholders, subject to a holdback of shares by PCS, after the Closing. Liabilities of Trudy to be assumed by PCS include accounts payable, licensing obligations, and certain shareholder loans of approximately $1,900,000 at Closing. In addition, at Closing, PCS will secure new financing to pay off Trudy’s current bank credit line up to $850,000. The assumed shareholder loans are to be paid off in full over two years, principally through an escrow arrangement using PCS Common Stock. Ashley Andersen Zantop, CEO and President of Trudy, and all other key Trudy employees will be retained as employees by PCS, while William W. Burnham, Chairman of Trudy, will join the Board of Directors of PCS.

          The Letter of Intent envisions execution of a definitive agreement as soon as practicable, setting forth the terms and conditions of the acquisition in more detail. The transaction is contingent upon the satisfaction of a number of conditions, including completion of a due diligence of Trudy by PCS, compliance by PCS and Trudy with all federal and state securities laws, including the registration of PCS Common Stock with the SEC, and approval of the transaction by Trudy’s shareholders, its Board of Directors and its Independent Committee of the Board and of the Board of Directors of PCS.

          Founded in 1947 as a stuffed toy manufacturer, Trudy Corporation today is a prominent publisher of educational storybooks, read along audiobooks and plush toy manipulatives under licenses with the Smithsonian Institution, American Veterinary Medical Association and the African Wildlife Foundation. It also holds “edutainment” novelty book and audiobook licenses with Disney Licensed Publishing, an imprint of Disney Book Group, LLC, Sesame Workshop and a prestigious early childhood science license with WGBH Boston, called Peep and the Big Wide World. The Company’s Soundprints products may be found in school libraries, museums, zoos and aquaria flagged by their many Teacher’s Choice, Parents Choice and Benjamin Franklin Awards. Studio Mouse is the leading publisher of book and audio novelty books distributed in warehouse clubs and the mass market. Over 35% of Studio Mouse and Soundprints products are sold internationally in 35 countries; Trudy also holds a Disney license in the Spanish language for Spain. Believing that educational manipulatives and an audio component are critical to developing reading skills and to fostering literacy in schools and home, the Company bought MusicForLittlePeople.Com and the companion direct mail catalog last March to build the Company’s direct to consumer and library business.

          “We are delighted to become associated with Trudy”, said Tony Maher, PCS CEO, “they are a well established publisher of children’s books and music and we believe their management team, which will stay in place, is superior and their product mix along with the licenses they operate under, including Disney, Smithsonian & Sesame Workshop, present fascinating cross-marketing opportunities for us and will certainly be a wonderful addition to our current product lines as well.”

          Ms. Andersen Zantop, Trudy CEO, remarked “We are excited by the tremendous potential for the two companies to combine proven literacy elements and timely digital elements with top quality educational manipulative-based STEM [Science, Technology, Engineering and Mathematics] programs for the retail and educational markets both domestically and internationally.”

About PCS Edventures!

          PCS Edventures! is the recognized leader in the design, development and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels. Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics. PCS programs operate in over 5,000 sites in all 50 United States as well as in 17 countries Internationally. Additional information is at http://www.edventures.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended March 31, 2008 and Form 10-Q for the six months ended September 30, 2008 as filed with the Securities and Exchange Commission.

Contact Information:

PCS Financial Contact: Janelle Conaway 1.800.429.3110 X 101; jconaway@pcsedu.com

PCS Investor Contact: Anthony A. Maher 1.800.429.3110 X 102; tmaher@pcsedu.com

Trudy Contact: Fell Herdeg 1-800.228.7839 X 119; fell.herdeg@soundprints.com

Web Sites: www.edventures.com; www.musicforlittlepeople.com; www.soundprints.com